EXHIBIT 10.3
Welltower Inc.
Non-Employee Director Compensation
Effective January 1, 2026
For each calendar year, each non-employee member of the Board of Directors of Welltower Inc. (the “Company”) will receive an annual retainer of $110,000, payable in equal quarterly installments. If there is a non-employee director serving as the Chair of the Board, such individual will receive an additional retainer of $300,000. Each non-employee member of the Executive Committee will receive an additional retainer of $7,500. Additionally, the chairs of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Investment Committee will receive committee chair retainers of $45,000, $40,000, $35,000 and $40,000, respectively. The members of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Investment Committee who are not the chairs of those committees will receive committee retainers of $22,000, $20,000, $17,500 and $20,000, respectively. Meeting fees of $1,500 per meeting will be paid to attending non-employee members of the Board for Board meetings in excess of eight meetings in a calendar year. Also, meeting fees of $1,000 per meeting will be paid to attending non-employee members of a committee for committee meetings in excess of eight meetings in a calendar year.
Each of the non-employee directors will receive, in each calendar year, a grant of deferred stock units with a value of $200,000, pursuant to the Company’s Amended and Restated 2022 Long-Term Incentive Plan. The deferred stock units will be convertible into shares of common stock of the Company on the anniversary of the date of the grant. Recipients of the deferred stock units also will be entitled to dividend equivalent rights, which may be paid in additional shares of the Company’s common stock if a director elects. Directors shall have the right to defer receipt of any deferred stock units until after the time of vesting, but no later than 11 years after the vesting date.
Any cash compensation may be deferred into the Nonqualified Deferred Compensation Plan or may be taken in the form of a deferred stock unit grant and combined with the annual deferred stock unit of $200,000. Any stock compensation may be taken in the form of deferred stock units or profits interests in the Company’s operating subsidiary, which is a limited liability company.